Exhibit 99.1

Contact:	Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700

Willow Financial Bancorp, Inc. Announces Fourth Quarter and Fiscal 2007 Earnings

WAYNE, Pa.—August 8, 2007—Today Willow Financial Bancorp, Inc. (the “Company”) (Nasdaq/Global Select Market: WFBC), the holding company for Willow Financial Bank (the “Bank”), reported net income of $1.6 million for the quarter ended June 30, 2007, or $0.11 per diluted share, compared to $2.3 million or $0.15 per diluted share in the quarter ended June 30, 2006.  During the quarter, the Company’s asset quality measures improved across the board. Non-performing assets to total assets declined to 0.26%, the allowance for loan losses to non-performing assets increased to 302% and loans 30 days or more delinquent declined to 0.71%.

For the fiscal year ended June 30, 2007, net income was $9.3 million, or $0.60 per diluted share, compared to $11.1 million or $0.78 per diluted share in the fiscal year ended June 30, 2006.

Donna M. Coughey, President and CEO, of the Company said: “Fiscal 2007 was active for Willow Financial Bancorp, as we launched our new brand, developed and acquired new product offerings that are generating additional fee income, unveiled internal programs to drive a sales-focused culture, and completed the build-out of our sales team.  We accomplished this while facing a challenging economic environment for community banking.  While these initiatives did not bear immediate fruit on the bottom line in 2007, we remain confident that they were the right long-term actions to add shareholder value in fiscal 2008 and beyond.  Recently being named “The Best Neighborhood Bank” by Philadelphia Magazine is a testament that the foundation we built over the past year is solid and positions us well for the future.”

Ms. Coughey continued, “We also took several steps during the fourth quarter to further strengthen the credit quality of our loan portfolio in recognition of a tightening credit environment and various economic headwinds.  We completed the sale of $6.5 million of non-performing assets, resulting in a gain of $356,000 or $0.02 per diluted share after tax.  In addition, we booked loan losses due to growth in the loan portfolio during the quarter as well as additional provisions in light of deterioration in the financial strength of certain of our commercial and commercial real estate borrowers.  We believe that the allowance for loan losses is adequate to provide for all known and inherent risks within the loan portfolio at June 30, 2007, and our 0.26% ratio of non-performing assets to total assets provides comfort that our overall loan portfolio is sound and our credit culture is conservative.”

Ms. Coughey further added, “Our efforts to diversify our revenue sources and supplement fee income were highly successful in the fourth quarter.  In its first full quarter under the Willow Financial umbrella, BeneServ delivered over $600,000 of fee income; netting $0.01 per diluted share after tax, and cross selling activity between our respective sales forces has been strong.  Our new mortgage banking team closed over $20 million of high quality mortgage loans in just two months, and is well positioned to continue to drive loan growth and fee income as the industry consolidates. The current pipeline is over $30 million of agency quality mortgage loan applicants.”

“Our objectives in 2008 are to grow the Bank while reducing operating expenses and continuing to closely monitor pricing to maintain our margin.  Today, we have the right team in place, and an intensely-focused sales culture that views every customer interaction as an opportunity to build a relationship, and our goal is to re-energize organic growth.  At the same time, we should see a reduction to a more normalized marketing expense in 2008 as the costs associated with our branding initiatives will not recur.”

Chief Financial Officer, Joe Crowley highlighted the following with respect to the Company’s results at and for the quarter ended June 30, 2007:

•                  Total assets were $1.55 billion, a decrease of approximately 1.5% from total assets of $1.58 billion at fiscal 2006 year-end.  This was driven primarily by a reduction in the investment and loan portfolios, which was offset by a reduction in Federal Home Loan Bank advances.

•                  Net loans receivable were $1.04 billion, up an annualized percentage of 3.0% on a sequential quarter basis. Excluding residential mortgage loans, the loan portfolio grew $17.1 million sequentially, an annualized increase of 9.0%.  This was the first quarter during the 2007 fiscal year in which we experienced loan growth and the loan pipeline remained strong at quarter end.  In addition, during the quarter the company completed the sale of a nonperforming commercial loan secured by a portfolio of single-family rental properties.  Excluding the sale of this loan, loans receivable excluding residential mortgages would have grown at an annualized rate of 11.5% on a sequential quarter basis.

•                  Total deposits increased 7.6% from fiscal 2006 year-end and an annualized rate of 13.6% on a sequential quarter basis. Core deposits, which we define as total deposits excluding certificates, grew at an annualized rate of 10.8% sequentially and 6.4% during the fiscal year.

•                  Sequentially, asset quality measures improved across the board. Non-performing assets to total assets declined to 0.26% from 0.59%; the allowance for loan losses to non-performing assets coverage was 302% compared to 142%, and loans 30 days or more delinquent improved to 0.71% from 1.12%. The Company’s loan portfolio is originated in accordance with agency guidelines and does not contain any sub-prime mortgage loans.

•                  Federal Home Loan Bank borrowings were $190.1 million, down 32.8% from fiscal 2006 year-end and 2.6% on a sequential basis, as the Company continues to de-lever its balance sheet by utilizing proceeds received from the investment securities portfolio and the deposit growth to repay wholesale borrowings. Federal Home Loan Bank borrowings as a percentage of total assets have been reduced to 12.3% at June 30, 2007, the lowest level in over three years.

•                  During the quarter, the Company repurchased 194,800 shares of common stock at an average cost of $11.89. To date, 259,700 shares have been repurchased under the Company’s previously announced stock repurchase plan. The Company has an additional 554,000 shares available for repurchase under the plan.

•                  Net income for the quarter was $1.6 million or $0.11 per diluted share, down from $2.3 million or $0.15 per diluted share in the fourth quarter of fiscal 2006. The fourth quarter results included a $753,000 provision for loan losses, offset in part by a $356,000 gain on the sale of an OREO property.

•                  The net interest margin computed on a fully tax equivalent basis was 3.38%, down from 3.72% in last year’s fourth quarter and down from 3.41% on a sequential quarter-to-quarter basis.  Net interest margin declined on a sequential basis as the excess deposit growth was maintained in lower yielding interest earning assets pending the funding of future loan growth.

•                  Other income was $3.5 million in the quarter, up 22.9% from $2.9 million in the fourth quarter of 2006 and up 26.5% from $2.8 million on a sequential basis.  The main driver of growth was the acquisition of BeneServ, which was closed at the end of the third quarter.  BeneServ operated at a 43% gross margin and added $0.01 to diluted earnings per share. Other income also included the previously mentioned gain on the sale of an OREO property.

•                  Non-interest expense for the quarter ended June 30, 2007 totaled $12.1 million, compared to $10.3 million in last year’s fourth quarter.  The year over year increase was due primarily to the acquisition of BeneServ, which added approximately $330,000 of expenses during the quarter, increased advertising costs associated with the rebranding initiative, as well as commissions paid to mortgage originators, and charges for cumulative adjustments for workers compensation and unemployment insurance as well as professional fees incurred primarily in resolving the non-performing assets.

The Company will host a conference call on Thursday, August 9, 2007 at 10:00 a.m. Eastern Time to discuss fiscal 2007 results, followed by a brief question and answer session. All interested parties are invited to participate in a listen-only mode by accessing a webcast of the call through the Company’s website. To access the call, please visit the Company’s website at www.wfbonline.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday August 16, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN is #9101395.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through August 9, 2008.

About Willow Financial Bancorp:

Willow Financial Bancorp, Inc. (NASDAQ Global Select Market:WFBC), is the holding company for Willow Financial Bank, a growing community bank in Southeastern Pennsylvania with $1.5 billion in assets. With 29 convenient offices, Willow Financial Bank has a substantial community presence in Bucks, Chester, Montgomery, and Philadelphia counties - some of the fastest-growing communities in Pennsylvania. The Bank provides a complete line of products and services, including: retail banking, business and commercial banking, cash management, wealth management and investments. Our relentless focus on customer service caters to the distinctive needs of consumers and small business owners, through sophisticated commercial clients and high net-worth individuals. Willow Financial Bank has been recognized as the “Best Neighborhood Bank” by Philadelphia Magazine in 2007. Headquartered in Wayne, Pa., Willow Financial Bank has the team, the resources and the sophisticated products to compete with any bank in the region. To see what WillPower is worth, visit www.willowfinancialbank.com or call 1-800-NEW WILLOW.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Financial Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Financial Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Actual results may differ materially from the anticipated results expressed in the forward-looking statements. Factors that may affect the Company’s future operations are discussed in the documents filed by Willow Financial Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Financial Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	June 30,	June 30,
	2007	2006
Assets
Cash in banks	$26,253	$32,930
Interest-bearing deposits	35,642	4,289
Total cash and cash equivalents	61,895	37,219
Investment securities — trading	1,176	902
Federal Home Loan Bank Stock	11,394	16,856
Investment securities available for sale	188,018	196,925
Investment securities held to maturity	88,363	105,561
Loans held for sale	8,075	2,635
Loans receivable	1,047,875	1,081,789
Deferred fees, costs and other discounts	714	(1,170)
Allowance for loan losses	(12,210)	(16,737)
Loans receivable, net	1,036,379	1,063,882
Accrued interest receivable	6,836	6,647
Property and equipment, net	11,384	10,064
Bank owned life insurance	11,930	11,483
Real estate owned	-	51
Core deposit intangible, net	10,932	12,975
Goodwill	98,600	94,072
Other assets	18,357	17,788
Total Assets	$1,553,339	$1,577,060

Liabilities and Stockholders’ Equity
Liabilities:
Interest-bearing deposits	$941,895	$855,526
Non-interest bearing deposits	154,327	162,864
Securities sold under agreements to repurchase	20,000	20,000
Advance payments by borrowers for taxes and insurance	4,254	4,776
Federal Home Loan Bank advances	190,063	282,717
Trust preferred securities	25,630	36,149
Accrued interest payable	1,272	2,205
Other liabilities	9,647	9,425
Total Liabilities	1,347,088	1,373,662

Total Stockholders’ Equity	206,251	203,398
Total Liabilities and Stockholders’ Equity	$1,553,339	$1,577,060

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except for Per Share Amounts)

	Three Months Ended
	June 30,
	2007	2006
INTEREST INCOME:
Loans	$17,630	$18,271
Investments securities and interest-bearing deposits	4,191	4,290
Total interest income	21,821	22,561
INTEREST EXPENSE:
Deposits	7,602	5,434
Securities sold under agreements to repurchase	358	228
Borrowings	2,446	3,664
Total interest expense	10,406	9,326
NET INTEREST INCOME	11,415	13,235
Provision for loan losses	753	2,485
Net interest income after provision for loan losses	10,662	10,750
OTHER INCOME:
Investment services income, net	799	899
Income from insurance operations	607	—
Service charges and fees	1,305	1,746
Gain on sale of:
Loans	277	26
Available for sale securities	15	38
Real estate	356	13
Other	179	157
Total other income	3,538	2,879
OPERATING EXPENSES:
Salaries and employee benefits	6,363	5,097
Occupancy & equipment	2,091	1,977
Data processing	390	239
Advertising	516	472
Deposit insurance premiums	30	32
Amortization of intangible assets	383	576
Professional fees	718	539
Other	1,559	1,359
Total operating expenses	12,050	10,291
Income before income taxes	2,150	3,338
Income tax expense	530	991
NET INCOME	$1,620	$2,347
EARNINGS PER SHARE
Basic	$0.11	$0.16
Diluted	$0.11	$0.15
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,143,122	14,915,766
Diluted	15,304,322	15,298,267

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	June 30, 2007			June 30, 2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Single family residential	$286,675	$4,214	5.88%	$299,385	$4,786	6.39%
Construction and land	75,632	1,625	8.50%	84,321	1,796	8.43%
Commercial real estate	279,203	5,148	7.37%	316,551	5,334	6.74%
Commercial business	67,528	1,329	7.78%	65,061	1,240	7.54%
Small Business	66,186	1,193	7.13%	69,415	1,205	6.87%
Consumer	272,827	4,252	6.17%	261,240	4,023	6.09%
Total loans	$1,048,051	$17,761	6.74%	$1,095,972	$18,384	6.68%
Investment securities	317,534	4,265	5.31%	335,445	4,342	5.12%
Total interest-earning assets	1,365,585	22,026	6.41%	1,431,417	22,726	6.31%

Non-interest earning assets	170,550			161,613
Total assets	$1,536,135			$1,593,030

Liabilities and Stockholders’ Equity
DDA & NOW	$260,822	$130	0.20%	$276,929	$81	0.12%
Savings	87,635	81	0.37%	104,926	100	0.38%
MMDA	368,374	3,380	3.68%	283,066	2,458	3.48%
Certificates	323,417	3,696	4.58%	306,518	2,494	3.26%
Repo Sweeps	26,377	314	4.77%	27,139	301	4.45%
Total deposits	1,066,625	7,601	2.86%	998,578	5,434	2.18%
FHLB borrowings	192,697	2,025	4.22%	303,578	3,047	4.03%
Repurchase agreements	29,780	359	4.84%	19,780	228	4.62%
Trust preferred securities	25,768	421	6.55%	36,222	618	6.84%
	248,245	2,805	4.53%	359,580	3,893	4.34%
Total interest-bearing liabilities	1,314,870	10,406	3.17%	1,358,158	9,327	2.75%

Non-interest-bearing liabilities	12,677			30,698
Stockholders’ equity	208,588			204,174
Total liabilities and stockholders’ equity	$1,536,135			$1,593,030
Net interest income/interest rate spread		$11,620	3.24%		$13,399	3.56%

Net interest margin			3.38%			3.72%

Ratio of average interest-earning assets to interest-bearing liabilities			104%			105%

Tax equivalent adjustments		$205			$165

	Three-months Ended
	June 30,
	2007		2006
Average interest rate spread	3.24%		3.56%
Net yield on average interest-earning assets	3.38%		3.72%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	x	1.05	x
Allow for loan losses to non-performing assets	3.02	x	1.06	x
Non-performing assets to total assets	0.26%		1.00%
Return on average equity	3.11%		4.60%
Number of full-service offices at end of period	29		29

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis. Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except for Per Share Amounts)

	Twelve Months Ended
	June 30,
	2007	2006
INTEREST INCOME:
Loans	$69,856	$65,472
Investments securities and interest-bearing deposits	16,750	16,058
Total interest income	86,606	81,530
INTEREST EXPENSE:
Deposits	27,653	18,476
Securities sold under agreements to repurchase	1,135	228
Borrowings	11,405	13,534
Total interest expense	40,193	32,238
NET INTEREST INCOME	46,413	49,292
Provision for loan losses	653	3,205
Net interest income after provision for loan losses	45,760	46,087
OTHER INCOME:
Investment services income, net	3,321	2,634
Income for insurance operations	637	—
Service charges and fees	5,438	5,000
Gain (loss) on sale of:
Loans	716	357
Available for sale securities	1,032	(919)
Real estate	380	17
Other	727	558
Total other income	12,251	7,647
OPERATING EXPENSES:
Salaries and employee benefits	23,793	20,106
Occupancy & equipment	8,059	6,011
Data processing	1,465	1,220
Advertising	2,041	1,504
Deposit insurance premiums	120	124
Amortization of intangible assets	2,043	1,928
Professional fees	2,429	2,303
Other	4,681	4,206
Total operating expenses	44,631	37,402
Income before income taxes	13,380	16,332
Income tax expense	4,069	5,256
NET INCOME	$9,311	$11,076
EARNINGS PER SHARE
Basic	$0.61	$0.80
Diluted	$0.60	$0.78
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,117,891	13,921,456
Diluted	15,350,879	14,277,624

 WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	For the Twelve Months Ended
	June 30, 2007			June 30, 2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Single family residential	$292,221	$17,274	5.91%	$276,268	$17,081	6.18%
Construction and land	75,255	6,536	8.69%	90,507	7,025	7.76%
Commercial real estate	284,210	20,019	7.04%	287,387	19,480	6.78%
Commercial business	62,106	4,920	7.92%	60,458	4,473	7.40%
Small Business	67,149	4,759	7.09%	50,996	3,651	7.16%
Consumer	269,809	16,855	6.25%	230,896	14,045	6.08%
Total loans	$1,050,749	$70,362	6.70%	$996,513	$65,755	6.60%
Investment securities	319,933	17,026	5.32%	342,410	16,328	4.77%
Total interest-earning assets	1,370,682	87,389	6.38%	1,338,923	82,083	6.13%

Non-interest earning assets	165,007			151,834
Total assets	$1,535,689			$1,490,757

Liabilities and Stockholders’ Equity
DDA & NOW	$261,088	$350	0.13%	$303,754	$1,962	0.65%
Savings	91,057	343	0.38%	103,707	419	0.40%
MMDA	344,997	13,033	3.78%	199,095	5,563	2.79%
Certificates	307,172	12,457	4.06%	319,536	9,704	3.04%
Repo Sweeps	30,642	1,469	4.79%	21,197	828	3.91%
Total deposits	1,034,956	27,652	2.67%	947,289	18,476	1.95%
FHLB borrowings	225,722	9,042	4.01%	314,920	12,659	4.02%
Repurchase agreements	22,767	1,136	4.99%	4,959	228	4.60%
Trust preferred securities	33,256	2,361	7.10%	15,589	875	5.61%
	281,745	12,539	4.45%	335,468	13,762	4.10%
Total interest-bearing liabilities	1,316,701	40,191	3.05%	1,282,757	32,238	2.51%

Non-interest-bearing liabilities	10,666			22,056
Stockholders’ equity	208,322			185,944
Total liabilities and stockholders’ equity	$1,535,689			$1,490,757
Net interest income/interest rate spread		$47,198	3.32%		$49,845	3.62%

Net interest margin			3.44%			3.72%

Ratio of average interest-earning assets to interest-bearing liabilities			104%			104%

Tax equivalent adjustments		$785			$552

	Twelve-months Ended
	June 30,
	2007		2006
Average interest rate spread (2)	3.32%		3.62%
Net yield on average interest-earning assets (2)	3.44%		3.72%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	x	1.04	x
Allow for loan losses to non-performing assets	3.02	x	1.06	x
Non-performing assets to total assets	0.26%		1.00%
Return on average equity (1)	4.47%		5.96%
Number of full-service offices at end of period	29		29

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis. Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.